EXHIBIT 10.21

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of this 27th day of November, 2002, by and between PRISMTECH LIMITED, a company organized under the laws of England and Wales (“Purchaser”), with its registered office at PrismTech Limited, PrismTech House, 5th Avenue Business Park, Team Valley, Gateshead, Tyne & Wear, NE11 ONG, United Kingdom and VERTEL CORPORATION, a California corporation (“Seller”), whose address is 21300 Victory Boulevard, Suite 700, Woodland Hills, California 91367.

A.    Seller has developed a software product commonly referred to as e*ORB (“Product”), as well as various intellectual property rights associated with the Product, including customer contracts (“Property”).

B.    Purchaser intends to buy, and Seller intends to sell, the Product and the Property.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.    Identification and Transfer of Assets.

1.1.    Product.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase from Seller, as of the Closing Date (as defined herein), all of Seller’s right, title and interest to and in the Product. The assets comprising the Product are identified on Schedule 1.1 attached hereto.

1.2.    Property.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase and receive from Seller, as of the Closing Date (as defined herein), all of Seller’s right, title and interest to and in the Property. The assets comprising the Property are identified on Schedule 1.2 attached hereto, and are conveyed together with the trade secrets, confidential information and know-how related thereto.

1.3.    Purchased Assets.  The Product and the Property shall be collectively referred to herein as the “Purchased Assets.”

1.4    Excluded Assets.  There shall be excluded from sale under this Agreement those assets owned by third parties and used in the Product or Property and specifically identified on Schedule 1.4 (“Excluded Assets”)

1.5    “Tax” or “Taxes” means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and social security taxes, that are imposed by any governmental body, and including any interest, penalties or additions to tax attributable thereto.

2.    No Encumbrances.  Except as specifically assumed by Purchaser in Section 3 of this Agreement, Seller shall sell, transfer, assign and deliver the Purchased Assets free and clear of all liabilities, obligations, liens, security interests and encumbrances.

3.    Assumed Liabilities and Allocation of Maintenance Agreement Revenue.

3.1.    Assumed Liabilities.  Purchaser shall assume and pay, perform and discharge in accordance with their terms, only the following obligations and liabilities of Seller (“Assumed Liabilities”): (i) those liabilities which arise under the customer agreements, (including, without limitation, the customer maintenance agreements) listed in Schedule 1.2, accruing after the Closing Date, but only to the extent they relate to the Product (collectively the “Assumed Contracts”); and (ii) those liabilities which Purchaser specifically agrees to assume and are specifically identified on Schedule 3.1.

3.2.    Allocation of Maintenance Agreement Revenue.  In the event that Seller has received advance payments from customers relating to maintenance agreements to be sold or assigned to Purchaser, in whole or in part, and which advance payments are for services to be performed by Purchaser after the Closing Date (“Deferred Revenue”), Purchaser shall receive a dollar for dollar credit against any Purchaser Royalties due to Seller (as described in Section 4.2) in an amount equal to ninety percent (90%) of the amount obtained by dividing the number of days remaining on the maintenance agreement by the term of the maintenance agreement, multiplied by the maintenance payments received by the Seller for the term. Schedule 3.2 sets forth the Deferred Revenue by Assumed Contract.

3.3.    M*Ware CORBA Adapter License.  Purchaser acknowledges that prior to the Closing Date, Seller has incorporated portions of the Product in Seller’s M*Ware CORBA Adapter (“M*Ware”). Seller shall retain ownership of M*Ware on and after the Closing Date, subject to Purchaser’s ownership of any portion of the underlying Product incorporated into M*Ware. Purchaser further acknowledges that Seller is in the process of completing a new release (version 6.2) of M*Ware which will no longer incorporate the Product. Subject to Section 1, Purchaser grants to Seller and Seller accepts a non-exclusive, non-transferable, irrevocable, non-sublicenseable, fully paid, worldwide and royalty-free right to use the Product in M*Ware until such time as the new release of M*Ware has been implemented; provided, that, Seller shall have completed the new release of M*Ware no later than March 31, 2003, after which it shall no longer be licensed to use the Product in M*Ware.

4.    Purchase Price and Royalties.

4.1.    Purchase Price and Manner of Payment.  In consideration of Seller’s sale, assignment and transfer of the Purchased Assets and the performance by Seller of all the terms, covenants and provisions of this Agreement on its part to be kept and performed, Purchaser shall pay to Seller a purchase price (“Purchase Price”) up to the maximum aggregate amount of US$1,200,000. The Purchase Price shall be paid as follows: (i) US$20,000 shall be paid into Seller’s attorney’s client trust account for the benefit of Seller on the date of execution of this Agreement (“Earnest Money”). The Earnest Money shall be paid to Seller in immediately available funds on the Closing Date of this Agreement; (ii) US$230,000 shall be paid to Seller in immediately available funds on the Closing Date; (iii) US$100,000 shall be paid to Seller in

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immediately available funds thirty (30) days after the Closing Date; (iv) US$150,000 shall be paid to Seller in immediately available funds ninety (90) days after the Closing Date; (v) US$100,000 shall be paid to Seller in immediately available funds one hundred eighty (180) days after the Closing Date; and (vi) up to an additional US$600,000 shall be paid under the circumstances described in Section 4.2 below. The installments of the Purchase Price that are to be paid following the Closing Date pursuant to Sections 4.1(iii), 4.1(iv), and 4.1(v) shall be evidenced by the promissory note attached hereto as Exhibit 4.1 (“Promissory Note”).

4.2.    Purchaser Royalty Payments.  Subject to Section 4.2.4, for a period of twenty-four (24) months following the Closing Date Purchaser will pay, subject to Section 3.2, royalties (“Purchaser Royalties”) to Seller as follows:

4.2.1    Current Contracts.  A royalty in the amount of fifty percent (50%) of all software license sales for Product actually received by Purchaser under a Current Contract. A “Current Contract” is any customer contract for the Product executed prior to the Closing Date and identified in Schedule 4.2.1, including, without limitation, the customer agreement with General Dynamics. Purchaser agrees to honor all of the terms and conditions of all Current Contracts, in so far as such contracts are also Assumed Contracts, including, without limitation, the pricing structures contained in the Current Contracts.

4.2.2    Other Contracts.  A royalty in the amount of ten percent (10%) of all software license sales for Product actually received by Purchaser under Other Contracts. “Other Contracts” are any customer contract for the Product (including, without limitation, Purchaser’s agreement with Cisco Systems) executed (i) by Purchaser prior to the Closing Date and identified on Schedule 4.2.2; provided, however, that nothing herein shall grant Purchaser, or any of its subsidiaries or affiliates, the right to enter into any Other Contracts beyond the scope of the rights granted to Purchaser’s wholly owned subsidiary, namely PrismTech Corporation, a Delaware corporation (“PrismTech”), pursuant to the Reseller Agreement dated October 3, 2002 between Seller and PrismTech (“Reseller Agreement”) and (ii) after the Closing Date.

4.2.3    Services Revenue.  A royalty in the amount of ten percent (10%) of all sales of maintenance services or professional services actually received by Purchaser and allocable to services provided to customers relating to the Product, including, without limitation, Purchaser’s agreement with Cisco Systems.

4.2.4    Payment.  Purchaser Royalties payments shall be paid to Seller no later than 30 days from the date the applicable license or service fee is received by Purchaser. Notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser have any obligation to make any further Purchaser Royalties payments to Seller once the aggregate Purchaser Royalties exceed US$600,000.

4.3    Audit and Review.  Seller shall have the right to audit or review Purchaser’s books and records relating to the calculation of the Purchaser Royalties payments. The audit may be exercised by Seller no more than twice in any calendar year, and shall expire on the earlier of (i) twenty-seven (27) months after the Closing Date and (ii) three (3) months after Purchaser has paid Seller the maximum amount under Section 4.2.4. In the event that Seller reasonably determines that the Purchaser Royalties payments were underpaid by an amount in excess of ten percent (10%), Purchaser shall promptly pay the additional amount to

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Seller and shall also promptly reimburse Seller for the actual costs and expenses of the audit or review. In all other cases no adjustments shall be made and Seller shall pay the costs and expenses of the audit or review.

4.4    Allocation of Purchase Price.  The Purchase Price shall be assigned and allocated to the Purchased Assets in the manner mutually agreed upon by the parties within twenty (20) days after the Closing Date and in accordance with the allocation to be described in Schedule 4.4 attached hereto.

4.5    Taxes.  Seller will pay in a timely manner all U.S. Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, including all transfer, documentary, recording, notarial, sales, use, registration, stamp and similar Taxes and fees, regardless of the party on whom applicable law imposes such Taxes; provided however, Purchaser will pay (i) any stamp or other Tax imposed by the United Kingdom as a result of entering into this Agreement and purchasing the Purchased Assets, (ii) any Tax imposed by any tax authority resulting from Purchaser’s relocation of the Purchased Assets from the United States to the United Kingdom and (iii) any Tax imposed by any tax authority resulting from Purchaser’s transfer or assignment of the Purchased Assets to any of Purchaser’s subsidiaries or affiliates. Seller shall remain liable for any Taxes arising as a result of Seller’s operation of its business or ownership of the Purchased Assets prior to the Closing Date, including any Taxes imposed on Seller that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes imposed on Seller of any nature.

5.    Closing.

5.1.    Closing.  The closing of this transaction, including the transfer of all of the Purchased Assets and the assumption of the Assumed Liabilities, shall take place at the offices of Seller at 10:00 a.m. on the date which is the later of (i) three (3) business days following the receipt of all consents necessary or required to consummate the transactions contemplated by this Agreement and (ii) a date 15 days after Seller’s satisfactory production of all materials and information requested by Purchaser in due diligence (the “Closing Date”), or at such other date and location as the party shall agree upon, but in no event later than December 31, 2002; provided, however, Purchaser shall have received all materials and information requested by Purchaser from Seller to Purchaser’s reasonable satisfaction (including all appropriate follow up materials and information) no later than December 1, 2002. The closing of the transaction may be effected by facsimile of all required documentation and signatures, to be followed promptly thereafter by circulation of original closing documentation. The aforementioned dates of December 1, 2002 and December 31, 2002 may be extended by mutual agreement of the parties.

5.2.    Failure to Close.  In the event that the parties fail to close the transactions contemplated by this Agreement on or before December 31, 2002, or such later date as may be agreed upon by the parties, and such failure is not caused solely by the fault of Purchaser, Purchaser shall be entitled to the prompt return of the Earnest Money. In the event that the parties fail to close the transactions contemplated by this Agreement on or before December 31, 2002, or such later date as may be agreed upon by the parties, and such failure is caused solely by fault of the Purchaser, Seller shall be entitled to retain the Earnest Money. The foregoing remedies shall be in addition to any other remedy of the Purchaser or Seller in law or equity.

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The parties acknowledge that failure to close shall not be deemed to be the fault of a party where such failure arises from the inability to obtain a required consent or as a result of materially adverse information disclosed in due diligence.

6.    Representations and Warranties of Purchaser.  As material representations to induce Seller to enter into this transaction, Purchaser makes the following representations and warranties to Seller, each of which shall be true and correct as of the Closing Date:

6.1.    Corporate Organization.  Purchaser is a company duly organized and existing in good standing under the laws of England and Wales and has filed all reports required to be filed and has all corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted. Purchaser is duly licensed and qualified to transact business as an alien or a foreign corporation and is in good standing in each of the jurisdictions in which such qualification is necessary whether by reason of the ownership or leasing of its properties or the conduct or nature of its business.

6.2.    Authorization of Agreement.  Purchaser has all company power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by Purchaser and the performance of its obligations to be performed hereunder have been duly authorized by all necessary and appropriate action by Purchaser’s board of directors, including the required approval of the Purchaser’s investors. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms or conditions of Purchaser’s articles of incorporation or bylaws, or any order, judgment or decree or any agreement or instrument to which Purchaser is a party or by which Purchaser or its assets are bound or materially affected. This Agreement is, and each other agreement and document to be executed by Purchaser will be when so executed, a valid and binding obligation of Purchaser enforceable in accordance with its terms.

6.3.    Disclosure.  No representation or warranty by Purchaser contained in this Agreement or in any writing to be furnished pursuant hereto or previously furnished to Seller contains or will contain any material untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading.

6.4.    Consents.  Purchaser shall have delivered to Seller copies of all consents from any person or entity not a party to this Agreement whose consent is necessary for the execution and performance of this Agreement by Purchaser, on or prior to the Closing Date.

6.5.    Purchase Price Allocation.  Purchaser represents, warrants and covenants to Seller to report the transaction contemplated by this Agreement as a sale and purchase of the Purchased Assets in the specific amounts to be described on Schedule 4.4 for purposes of all applicable taxes, after the Closing Date and shall not take any position to the contrary in any tax return or proceeding before any taxing authority. Purchaser shall cooperate fully with Seller, shall execute any documents reasonably requested by Seller, and shall furnish appropriate information and testimony, upon request, with respect to any liability asserted by taxing authorities, all without payment of further consideration; provided such tax liability relates to the Purchased Assets or Assumed Liabilities.

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6.6.    Brokers and Finders.  Neither Purchaser nor any affiliate nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

7.    Representations and Warranties of Seller.  As material representations to induce Purchaser to enter into this transaction, Seller makes the following representations and warranties to Purchaser, each of which shall be true and correct as of the Closing Date:

7.1.    Organization.  Seller is a corporation duly organized and existing in good standing under the laws of the State of California and has filed all reports required to be filed with the Secretary of State of the State of California and has all corporate power and authority to own, operate and lease its properties and carry on its businesses as now conducted. Seller is duly licensed and qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which such qualification is necessary whether by reason of the ownership or leasing of its properties or the conduct or nature of its business.

7.2.    Authorization of Agreement.  Seller has all corporate power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the execution and delivery of this Agreement by Seller and the performance of its obligations to be performed hereunder have been duly authorized by all necessary and appropriate action by Seller’s Board of Directors. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms or conditions of Seller’s Articles of Incorporation or Bylaws, or any order, judgment or decree or any agreement or instrument to which Seller is a party or by which Seller or its assets are bound or affected. This Agreement is, and each other agreement and document to be executed by Seller will be when so executed, a valid and binding obligation of Seller enforceable in accordance with their terms.

7.3.    Title to Purchased Assets.  Except with regard to the security interest granted pursuant to the US$3.5 million three year 6% convertible promissory note and the US$3.1 million three year 8% convertible senior secured promissory note issued, in each case, to SDS Merchant Fund, L.P. (collectively, the “SDS Notes”), Seller has good, indefeasible and marketable title to all Purchased Assets, free and clear of all liens, encumbrances, restrictions and other burdens of any nature whatsoever (“Liens”). Except for the consent required by the SDS Notes, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof and Seller has complete and non-restricted power and right to sell, assign, convey and deliver the Purchased Assets to Purchaser as contemplated hereby. On the Closing Date, Purchaser will receive good and marketable title to all the Purchased Assets, free and clear of all Liens.

7.4.    Assumed Contracts.  Except as disclosed on Schedule 7.4, to the best of Seller’s knowledge: (i) Seller does not have any oral or written rights, obligations, powers of attorney, contracts, agreements or instruments with respect to the Purchased Assets other than the Assumed Contracts; (ii) all Assumed Contracts are legally valid and binding and in full force and effect with respect to the parties thereto; and (iii) neither Seller nor any of the other parties to any of the Assumed Contracts are in default or breach thereof, and Seller has no notice or knowledge of any claimed breach, or of the occurrence of any event which after the passage of time or the giving of notice or both would constitute a breach by any party to any Assumed

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Contract. None of the rights of Seller under the Assumed Contracts will be impaired in any respect by the consummation of the transactions contemplated by this Agreement, and the Assumed Contracts are validly assignable and all of the rights of Seller thereunder will be enforceable by Purchaser after the Closing Date without the consent or agreement of any other party.

7.5    Intangible Assets.  Schedule 1.2 contains a true and complete list of all trademarks, trade names, trade dress, service marks, copyrights and licenses thereof relating to the Purchased Assets and all pending applications and applications to be filed therefor used or to be used in the operation of Seller’s business as it relates to the Purchased Assets (the “Business”), all of which are fully assignable and are being transferred hereunder to Purchaser free and clear of any adverse interests. Except as set forth on Schedule 1.2 and except for the Excluded Assets, all other trade secrets, confidential information, and know-how used in the Purchased Assets are fully assignable and are being transferred hereunder free and clear of any adverse claims or interests, and no licenses, sublicenses, covenants or agreements have been granted or entered into by Seller relating to any such trademarks, trade names, service marks, licenses, applications trade secrets, know-how, and other confidential information and intangible assets. Except as set forth on Schedule 1.2 the Product and the use of the Product by customers have not involved any infringement, and there exists no basis for any claim of infringement, of any trademarks, trade names, service marks, copyrights, licenses, or intangible assets of others. Seller does not require any of such rights or intangible assets that it does not already have (and which are being transferred to Purchaser) in order to conduct its business as currently being conducted or proposed to be conducted. There are no inquiries, investigations or claims or litigation challenging or threatening to challenge Seller’s right, title and interest with respect to its continued use and right to preclude others from using any such trade rights or intangible assets. All such trade rights or intangible assets of Seller are valid and enforceable and there are no equitable defenses to enforcement based on any act or omission of Seller, and no other person is infringing on the trade rights and intangible assets of Seller.

7.6    Disclosure.  To the best of Seller’s knowledge after due inquiry, there exists no material fact, condition or threatened development of any nature not otherwise disclosed in this Agreement, or the Exhibits, Schedules and attachments hereto, that would have a material adverse affect upon the Purchased Assets. No warranty or representation by Seller contained in this Agreement, or in written (including electronic mail) responses to Purchaser’s due diligence requests, contains or will contain any material untrue statement of fact or omits or will omit to state any fact required to make the statements therein contained not misleading.

7.7    Purchase Price Allocation.  Seller represents, warrants and covenants to Purchaser to report the transaction contemplated by this Agreement as a sale and purchase of the Purchased Assets in the specific amounts to be described on Schedule 4.4 for purposes of all applicable taxes, after the Closing Date, and shall not take any position to the contrary in any tax return or proceeding before any taxing authority. Seller shall cooperate fully with Purchaser, shall execute any documents reasonably requested by Purchaser and shall furnish appropriate information and testimony, upon request, with respect to any liability asserted by taxing authorities, all without payment of further consideration; provided such tax liability relates to the Purchased Assets or Assumed Liabilities.

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7.8    Brokers and Finders.  Neither Seller nor any affiliate nor any member, manager, officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

8.    Representations, Covenants and Agreements of Purchaser.  Purchaser hereby represents, covenants and agrees that:

8.1.    Accuracy of Representations and Warranties.  Each of the representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate or other document delivered by Purchaser is true and correct in all material respects, and Purchaser has performed and satisfied all of its covenants, conditions and agreements and shall have delivered to Seller all documents and agreements required by this Agreement to be performed, satisfied or delivered by Purchaser on or prior to the Closing Date.

8.2    Deliveries on the Closing Date.  Purchaser shall have delivered or caused to be delivered to Seller the following documents on or prior to the Closing Date:

(a)    An executed original of this Agreement.

(b)    The Earnest Money and the first installment of the Purchase Price.

(c)    The Promissory Note.

(d)    Certified copies of resolutions adopted by the Board of Directors of Purchaser authorizing the execution of this Agreement, the purchase of the Purchased Assets and the assumption of the Assumed Liabilities in accordance with the terms hereof.

(e)    An Officer’s Certificate executed by an authorized officer of Purchaser certifying that all of Purchaser’s representations and warranties contained in Section 6 are true and correct on the Closing Date.

9.    Representations, Covenants and Agreements of Seller.  Seller hereby represents, covenants and agrees that:

9.1.    Accuracy of Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement or in any schedule, certificate or other document delivered by Seller (including all written and electronic mail responses to Purchaser’s due diligence requests) is true and correct in all material respects, and Seller has performed and satisfied all of its covenants, conditions and agreements and shall have delivered to Purchaser all documents and agreements required by this Agreement to be performed, satisfied or delivered by Seller on or prior to the Closing Date.

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9.2.    Deliveries on the Closing Date.  Seller shall have delivered or caused to be delivered to Purchaser the following documents and materials at or prior to the Closing Date, unless otherwise specified herein:

(a)    An executed original of this Agreement and the Bill of Sale, Assumption of Liabilities and Assignment of Contracts in the form(s) attached hereto as Exhibit 9.2(a).

(b)    Certified copies of resolutions adopted by the Board of Directors of Seller authorizing the execution of this Agreement and the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

(c)    An Officer’s Certificate executed by an authorized officer of Seller certifying that all of Seller’s representations and warranties contained in Section 7 are true and correct on the Closing Date.

(d)    Written consents to the transfer or assignment to Purchaser of the Purchased Assets, including any consent required pursuant to the SDS Notes, in a form and substance reasonably satisfactory to Purchaser.

(e)    Such other documents as Purchaser reasonably deems necessary or appropriate to vest in it good and marketable title to all or any part of the Purchased Assets, free and clear of all liens, encumbrances and other rights as provided in this Agreement.

(f)    One copy each of the compiled object code and human readable source code to the Product, including the development tools (excluding any third-party products that Seller is prohibited from transferring to Purchaser) and build systems necessary to create runtime distributions of the Product for each supported operating system, together with all programmers’ notes and commentary thereto in Seller’s possession, as well as a hard copy and electronic copy of all of Seller’s technical and marketing documentation associated with the Product.

(g)    The originals of each Assumed Contract; provided, that, any original Assumed Contract which includes the sale of other Seller products or services shall be retained by Seller and copies of such Assumed Contracts shall be provided to Purchaser.

(h)    Copies of all correspondence with customers relating to the Product and in Seller’s possession and available account history for each Assumed Contract.

(i)    Copies of available maintenance logs for the Product prior to the Closing Date.

(j)    Copies of customer support and contacts databases prior to the Closing Date.

(k)    Such updates to the schedules or exhibits to this Agreement, as are agreed to by Seller and Purchaser, to reflect any change of any matter reflected on a schedule or exhibit between the execution of this Agreement and the Closing Date. Notwithstanding the foregoing, the closing of this transaction shall be subject to finalization of Schedules 1.1, 1.2 and 1.4 to Purchaser’s reasonable satisfaction

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9.3.    Support.  Purchaser acknowledges that the key technical support individuals associated with the Product are not employees of Seller. Seller shall, however, assist Purchaser in obtaining sufficient technical and administrative support to ensure an effective transfer of the business associated with Product including access to any suitably qualified and experienced Seller technical personnel with knowledge of the Product that may be retained by Seller after the Closing Date. Purchaser shall provide Seller with reasonable access to the source code relating to the Product for purposes of providing assistance to Purchaser. There shall be no charge for the assistance of appropriate Seller employees for a period of ninety (90) days following the Closing Date. Any assistance requested by Purchaser following the ninety (90) day period will be subject to a separately executed Agreement between Purchaser and Seller. Seller shall also not object to Purchaser making an employment offer, within ninety (90) days following the Closing Date, to any of Seller’s personnel that Purchaser deems necessary or desirable to adequately support the Product.

9.4.    Preservation of the Business and Purchased Assets.  Seller covenants to Purchaser that Seller shall continue to operate the Business and to safeguard the Purchased Assets after the execution of this Agreement until the Closing Date in substantially the same manner as Seller has prior to the execution of this Agreement; provided, however, that in so doing, Seller shall not use less than reasonable care.

10.    Indemnification by Purchaser.

10.1.    Indemnification.  Purchaser and its successors shall indemnify, defend and hold Seller, each of Seller’s subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns (Seller and such persons, collectively, “Seller’s Indemnified Persons”) harmless from and against any demand, claim, damage, liability, loss (which shall include any diminution in value), cost, deficiency or expense (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors (collectively, the “Seller’s Losses”) imposed or incurred by Seller’s Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

(a)    any inaccuracy in or breach of any representation or warranty of Purchaser pursuant to this Agreement in any respect, whether or not Seller’s Indemnified Persons relied thereon or had knowledge thereof, including schedules and documents delivered pursuant hereto;

(b)    any failure of Purchaser to duly perform or observe any term, provision, expectation, covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement or any of the documents contemplated by this Agreement;

(c)    the use, licensing, distribution or sale of the Purchased Assets after the Closing Date, but only to the extent the same is not subject to indemnification by Seller under Section 11;

(d)    any action, suit, investigation, proceeding, demand, assessment, audit, judgment and claim resulting from the use, licensing, distribution or sale of the Purchased

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Assets and discharge of the Assumed Liabilities by Purchaser after the Closing Date, but only to the extent the same is not subject to indemnification by Seller under Section 11; or

(e)    acts or omissions in connection with business activities conducted or to be conducted by Purchaser, including, without limitation, the sale of goods or provision of services after the Closing Date, but only to the extent the same is not subject to indemnification by Seller under Section 11.

10.2.    Survival of Indemnification.  The obligations of Purchaser to indemnify and hold Seller’s Indemnified Persons harmless shall survive for a period of one (1) year following the Closing Date.

10.3.    Remedies Cumulative.  The remedies provided by this Section shall be cumulative and shall not preclude the assertion by Seller’s Indemnified Persons of any other rights or the seeking of any other remedies against Purchaser.

10.4.    Limitation.  Notwithstanding anything contained herein to the contrary, Purchaser shall have no liability or obligation to indemnify Seller for any Seller’s Losses unless and until Seller’s Losses equal or exceed $20,000 in the aggregate for all of Seller’s Losses, and in that case, only to the extent that Seller’s Losses exceed such amount. In no event shall Purchaser’s liability for Seller’s Losses exceed an amount equal to the Purchase Price.

11.    Indemnification by Seller.

11.1.    Indemnification.  Seller and its successors shall indemnify, defend and hold Purchaser and each of Purchaser’s subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons, collectively, “Purchaser’s Indemnified Persons”) harmless from and against any demand, claim, damage, liability, loss (which shall include any diminution in value), cost, deficiency or expense (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, the “Purchaser’s Losses”) imposed or incurred by Purchaser’s Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

(a)    any inaccuracy in or breach of any representation or warranty of Seller pursuant to this Agreement in any respect, whether or not Purchaser’s Indemnified Persons relied thereon or had knowledge thereof, including schedules and documents delivered pursuant hereto;

(b)    any failure of Seller to duly perform or observe any term, provision, expectation, covenant or agreement to be performed or observed by Seller pursuant to this Agreement or any of the documents contemplated by this Agreement;

(c)    any and all liabilities or obligations of Seller other than the Assumed Liabilities; or

(d)    acts, failure to act or omissions in connection with the Business, including, without limitation, the sale of goods or provision of services prior to the Closing Date.

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11.2.    Survival of Indemnification.  The obligations of Seller to indemnify and hold Purchaser’s Indemnified Persons harmless shall survive for a period of one (1) year following the Closing Date.

11.3.    Remedies Cumulative.  The remedies provided by this Section shall be cumulative and shall not preclude the assertion by Purchaser’s Indemnified Persons of any other rights or the seeking of any other remedies against Seller.

11.4.    Limitation.  Notwithstanding anything contained herein to the contrary, Seller shall not have any liability or obligation to indemnify Purchaser for any Purchaser’s Losses unless and until Purchaser’s Losses equal or exceed $20,000 in the aggregate for all of Purchaser’s Losses, and in that case, only to the extent that Purchaser’s Losses exceed such amount. In no event shall Seller’s liability for Purchaser’s Losses exceed an amount equal to the Purchase Price; provided, however and notwithstanding any disclosure set forth in Schedule 1.2 in respect of Section 7.5, that Seller’s liability and obligation to indemnify Purchaser for third party claims that the Purchased Assets infringe or misappropriate any intellectual property rights shall be unlimited.

12.    Miscellaneous.

12.1.    Non-Interference.  Commencing ninety (90) days following the Closing Date and for a period of one year thereafter Purchaser agrees that it will not directly or indirectly induce any employee of Seller to leave the employ of Seller or accept any other position of employment or act as a consultant for the benefit of Purchaser or any of its affiliates (provided, however, that general solicitations such as general advertisements, participation in job fairs and other such activities shall not be prohibited). In the event that the terms and conditions of this Section 12.1 are breached by Purchaser, Purchaser shall pay a placement fee to Seller in an amount equal to twelve (12) months compensation of the individual hired, retained or engaged (“Placement Fee”). The Placement Fee shall be paid to Seller within thirty (30) days of the individual leaving the employ of Seller.

12.2.    Amendment and Severability.  This Agreement may be amended, modified or altered only by the express written agreement executed by the parties hereto. If any provision of this Agreement or the application thereof to any party or circumstances shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been part of this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

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12.3.    Waiver.  The failure of Seller or Purchaser to insist, in any or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. All rights and remedies granted in this Agreement to Purchaser and Seller shall be cumulative and nonexclusive of all other rights and remedies that Purchaser and Seller may have.

12.4.    Notices.  Any notices under this Agreement shall be in writing, signed by the party giving the same and transmitted by registered or certified United States Mail or by a generally accepted national courier service providing confirmation of delivery, and addressed to the party to receive the notice at the address set forth below or such other address as any party may specify by notice to the other party, and shall be deemed properly given and received when actually given and received:

If to Seller:                                           Contracts Administration
Vertel Corporation
21300 Victory Boulevard, Suite 700
Woodland Hills, California 91367

if to Purchaser:                                    Duncan KM Graham
Contracts / Legal Manager
PrismTech Limited
PrismTech House
5th Avenue Business Park
Team Valley
Gateshead
Tyne & Wear
NE11 ONG
United Kingdom

or to such other address as Seller or Purchaser may designate by notice in writing to the other.

12.5.    Benefit.  This Agreement shall be binding upon and inure to the benefit and burden of the parties hereto, their successors and assigns. This Agreement may not be assigned by any party without the express written consent of the other party, which consent may be withheld in the sole discretion of the party granting such consent; provided, that, Purchaser shall have the right to assign this Agreement to any subsidiary or affiliate controlled, controlled by or under common control with Purchaser; further provided, that, Purchaser shall not assign this Agreement to any subsidiary or affiliate which is located in, or formed under the laws of, any country which is (i) designated by the United States as an embargoed country, (ii) listed as a Specially Designated National, (iii) listed in the Table of Denial Orders or (iv) designated by the United States government as a country with which United States businesses are prohibited from doing business.

12.6.    No Third Party Beneficiaries.  This Agreement shall be for and inure to the benefit of Purchaser and Seller and there shall be no third party beneficiaries thereto.

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12.7.    Expenses.  All expenses incurred by Seller and Purchaser in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees, shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense.

12.8.    Governing Law and Forum.  This Agreement shall be construed under the laws of the State of California without regard to its conflict of laws provisions. The parties hereby exclude application of the U.N. Convention on Contracts for the International Sale of Goods from this Agreement and any transaction between them related thereto.

12.9.    Arbitration.  Notwithstanding anything to the contrary herein, any dispute arising pursuant to or in any way related to this Agreement or the transactions contemplated hereby shall be settled by arbitration at a mutually agreed upon location in New York, New York; provided, however, that nothing in this Section shall restrict the right of any party to apply to a court of competent jurisdiction for emergency relief pending final determination of a claim by arbitration in accordance with this Section. All arbitration shall be conducted in accordance with the Commercial Arbitration Rules and Supplementary Procedures for International Arbitration of the American Arbitration Association, in force at the time of any such dispute. Each party shall pay its own expenses associated with such arbitration, provided that the prevailing party in any arbitration shall be entitled to reimbursement of reasonable attorneys’ fees and expenses in enforcing any award or judgment relating to such arbitration. The decision of the arbitrator(s), based upon written findings of fact and conclusions of law, shall be binding upon the parties; and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

12.10.    Entire Agreement.  Except with regard to the Reseller Agreement (which shall terminate upon the Closing Date), which shall remain in full force and effect pursuant to its terms, this Agreement, together with the Schedules, Exhibits and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. Except with regard to the Reseller Agreement (which shall terminate upon the Closing Date), all prior negotiations, agreements and understandings are superseded hereby. All parties being represented by counsel, no one party shall be deemed the drafter of this Agreement with respect to its interpretation.

12.11.    Paragraph Headings.  The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.12.    Survival of Representations and Warranties.  The representations and warranties of Purchaser and Seller provided herein shall survive after the Closing Date for a period of two (2) years following the Closing Date.

12.13.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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12.14.    Public Announcement.  Each of the parties acknowledges and agrees that any party may make a public announcement of the transactions contemplated by this Agreement any time after the execution of this Agreement provided that the other party approves the form and substance of any such public announcement prior to its release, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser acknowledges that Seller may be required to disclose the transactions contemplated by this Agreement in a filing with the United States Securities and Exchange Commission and Purchaser hereby consents to such disclosure without any prior review.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

VERTEL CORPORATION, a California corporation		PRISMTECH LIMITED, an English company

By:	/s/ Marc E. Maassen	By:	/s/ Keith Steele
Title:	President/CEO	Title:	CEO

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SCHEDULES

Schedule 1.1	Product
Schedule 1.2	Property
Schedule 1.4	Excluded Assets
Schedule 3.1	Assumed Liabilities
Schedule 3.2	Deferred Revenue
Schedule 4.2.1	Current Contracts
Schedule 4.2.2	Other Contracts
Schedule 4.4	Allocation of Purchase Price
Schedule 7.4	Assumed Contracts Disclosures

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EXHIBITS

Exhibit 4.1		Promissory Note

Exhibit 9.2	(a)	Bill of Sale, Assumption of Liabilities and Assignment of Contracts

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FIRST AMENDMENT

Dated        December 23, 2002

TO ASSET PURCHASE AGREEMENT DATED November 27th, 2002 (“the Agreement”)

BETWEEN:

(1)	VERTEL CORPORATION, of 21300 Victory Boulevard, Suite 700, Woodland Hills, California 91367, USA (“Seller”)

and

(2)	PRISMTECH LIMITED of PrismTech House, 5th Avenue Business Park, Team Valley, Gateshead, NE11 ONG, United Kingdom; (“Purchaser”)

Seller and Purchaser hereby agree to amend the Agreement, effective as at the Closing Date, as follows:

1.	Schedules. The attached Schedules 1.1, 1.2, 1.4, 3.1, 3.2, 4.2.1, 4.2.2, 4.4 and 7.4 are hereby added to and incorporated in the Agreement.

2.	Deferred Revenue. The following wording shall be added to the end of Section 3.2.

“Seller shall not invoice any customers in respect of advance maintenance payments due under an Assumed Contract for which the maintenance term start or renewal date is after 31st December 2002.”

3.	Indemnification for Assumed Contracts. A new section 10.5 shall be added to the Agreement as follows:

“10.5 Indemnification by Purchaser for Assumed Contracts. Notwithstanding anything to the contrary contained herein, Purchaser shall indemnify Seller for any and all Seller’s Losses incurred by Seller as a result of claims made by customers against Seller or Purchaser under any Assumed Contracts arising out of Purchaser’s actions, inactions or failure of performance under the Assumed Contracts (“Indemnified Events”) to the extent that Seller’s Losses result from Purchaser’s contractual obligations to Purchaser’s customers under the Assumed Contracts and that such Indemnified Events are not due to the default or breach of Seller under the Assumed Contract or this Agreement, including, without limitation, any claim by a customer that the assignment language in the customer’s Assumed Contract continues to hold Seller responsible for performance of the Assumed Contract following assignment. The foregoing indemnification shall not be subject to the limitations contained in Sections 10.4 and 12.12 but shall be subject to the limitations of liability following assignment applicable to each Assumed Contract subject to an Indemnified Event.”

Except as otherwise stated herein all definitions, terms and conditions remain in accordance with the Agreement.

EXECUTED by the parties hereto:

For and on behalf of Vertel Corporation		For and on behalf of PrismTech Limited

Signed:	/s/ Marc E. Maassen	Signed:	/s/ Keith Steele

Name:	Marc E. Maassen	Name:	Keith Steele

Position:	President/CEO	Position:	CEO